UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: November 8, 2002

(Date of earliest event reported)

HUFFY CORPORATION

(Exact name of Registrant as specified in its Charter)

Ohio (State or other jurisdiction of incorporation)	1-5325 (Commission File No.)	31-0326270 (IRS Employer Identification Number)

225 Byers Road, Miamisburg, Ohio	45342-3657
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (937) 866-6251

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events

In a Current Report on Form 8-K filed October 29, 2002, Huffy Corporation reported on the status of two cases involving its former subsidiary, Washington Inventory Service ("WIS"), which was acquired from Huffy Corporation by WIS Holdings Corp. on November 3, 2000.  Under the terms of the acquisition agreement with WIS Holdings Corp., Huffy Corporation agreed to indemnify WIS Holdings Corp. and WIS against certain third party claims related to the period of Huffy Corporation's ownership of WIS.

The two cases are Perez v. Washington Inventory Service, pending in the Los Angeles, California Super Court, and Miranda v. Washington Inventory Service, pending in the U.S. District Court for the Central District of California.  Both cases were filed on behalf of current and former WIS employees by the same plaintiffs' counsel and involve alleged violations by WIS of different aspects of state and federal wage and hour laws.  The Perez case has been certified as a class action, and the plaintiffs are seeking class action certification in the Miranda case.  Huffy Corporation is not a named defendant in the Perez case but is a named defendant in the Miranda case.  Huffy Corporation is potentially obligated to indemnify WIS Holdings Corp. for some portion of any liability it or WIS incurs in both cases.

In the Form 8-K filed on October 29, 2002, Huffy Corporation reported that a settlement mediation session in the Perez case had ended without resolution of that case.  Huffy Corporation further reported that it could not then predict the likely outcome of either case, or the materiality of the outcome to Huffy Corporation under its indemnity obligations to WIS Holdings Corp. and WIS.

During the week of November 4, 2002 a series of communications among the interested parties' counsel, including Huffy Corporation's counsel, took place, culminating in face to face settlement negotiations.  These negotiations were preliminary in nature, in anticipation of a formal mediation session scheduled to occur on November 18, 2002, any results of which will in turn be subject to a reasonableness hearing and formal court approval.  However, based on progress made in these preliminary negotiations, as of November 8, 2002 Huffy Corporation believes that its obligation to indemnify WIS Holdings Corp. and/or WIS is likely to be material in amount.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant	HUFFY CORPORATION

Date: November 8, 2002	/s/Robert W. Lafferty
By: Robert W. Lafferty Vice President - Finance Chief Financial Officer and Treasurer